      KIMBERLY-CLARK’S FIRST QUARTER 2004 EARNINGS TO EXCEED

PREVIOUS GUIDANCE

EPS for Year Now Forecast Toward High End of $3.55 to $3.65 Range

        DALLAS, April 12, 2004 – Kimberly-Clark Corporation (NYSE: KMB) today announced that its earnings per share for the first quarter of 2004 are estimated to be 91 cents per share, higher than its previous guidance of 85 to 87 cents per share. The better-than-expected results are attributable to strong top-line growth, along with success in reducing costs and a slightly lower effective tax rate. Net sales for the quarter increased approximately 10 percent to a record $3.8 billion, driven by solid volume growth and foreign currency benefits.

        In the first quarter of 2003, Kimberly-Clark reported earnings of 78 cents per share. Excluding a charge of 2 cents per share related to a legal judgment, earnings before unusual items were 80 cents per share.

        Thomas J. Falk, Kimberly-Clark’s chairman and chief executive officer, said, “I’m encouraged that our positive momentum has continued in the early part of this year. Given our first quarter performance and plans for the balance of the year, we believe 2004 earnings per share will be toward the high end of our targeted range of $3.55 to $3.65 per share.”

        The company also noted that second quarter results will be adversely impacted by recent increases in raw material costs, particularly fiber. Previously announced price increases for U.S. consumer tissue products, effective in the third quarter, should help offset the higher costs in the second half of the year. Further details about Kimberly-Clark’s first quarter sales and earnings as well as the outlook for the second quarter and full year of 2004 will be included in the company’s earnings news release and conference call on April 22, 2004.

First Quarter News Release and Webcast of Conference Call

        The company will webcast a discussion of its first quarter 2004 results at 9 a.m. CDT on Thursday, April 22. Chairman and CEO Thomas Falk and Senior Vice President and CFO Mark Buthman will participate in the live webcast. A news release detailing the results will be issued via PR Newswire and First Call at 7 a.m. CDT that same day.

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        A link to the broadcast and related presentation slides will be provided through the Investors section of Kimberly-Clark’s Web site at www.kimberly-clark.com. The webcast will be available for replay for a period of approximately one month through the link provided on the Web site.

        Kimberly-Clark will continue to post the date of future quarterly earnings releases and related webcasts on its Web site. Interested stockholders and others should monitor the Web site for these announcements.

About Kimberly-Clark

        Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – almost a quarter of the world’s population – trust K-C brands to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 brand position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 132-year history of innovation, visit
 www.kimberly-clark.com

        Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company’s Annual Report on Form 10-K for the year ended December 31, 2003 entitled “Factors That May Affect Future Results”.

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